Exhibit 107

CALCULATION OF REGISTRATION FEE

Security type	Security class title	Fee calculation rule	Amount registered	Proposed maximum offering price per share		Maximum aggregate offering price		Amount of registration fee
Equity	Common Stock, $0.001 par value	457(c)	6,100,000 shares (1)(2)	$1.90	(3)	$11,590,000	(3)	1,711

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), that becomes issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(2)	The number of shares of Common Stock being registered hereunder is comprised of (i) 1,486,620 shares of Common Stock (the “Closing Shares”) issued to the selling stockholder on July 31, 2024 pursuant to the Share Purchase Agreement dated as of May 11, 2024, by and among the Registrant, Access Point Technologies EP, Inc., and APT Holding Company, Inc. (as amended, the “Share Purchase Agreement”) and (ii) 4,613,380 additional shares of Common Stock (the “Earnout Shares”) which may be issued to the selling stockholder assuming (a) the achievement of certain performance milestones set forth in the Share Purchase Agreement, and (b) the actual average closing price of the Common Stock calculated pursuant to a formula near the time such milestones are achieved. The Earnout Shares have not been earned and are not currently outstanding. The actual number of Earnout Shares issued to the selling stockholders could be materially greater or less than 4,613,380 shares of common stock depending whether and to what extent the future revenue and regulatory approval milestones are met and/or the actual average closing price of our common stock at the time such milestones are achieved.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices of the Company’s Common Stock as reported on the NYSE American on August 19, 2024.